Exhibit 10.4

DIRECTOR SUPPLEMENTAL COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of December 31, 2004 by and between FAR WEST BANK, a bank organized and existing under the laws of the state of Utah, (hereinafter “Bank” or “Employer”) and Ivan T. Call, a Director of the Bank (hereinafter “Director”).

RECITALS

WHEREAS, the Director is a member of the Boards of Directors of the Bank (hereinafter the “Board”); and

WHEREAS, the Bank desires to establish a compensation benefit program as a fringe benefit for Directors of the Bank in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, the Director’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Bank to provide the Director with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably retain the Director; and

WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director, or as applicable, to the Director’s spouse or designated beneficiaries, as the case may be;

WHEREAS, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

NOW, THEREFORE, in consideration of the past employment performance and services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

AGREEMENT

1.0 Terms and Definitions.

1.1 Effective Date. The term “Effective Date” shall mean the date identified as such in the opening paragraph of this Agreement.

1.2 The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.3 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.4 Director Benefit. The term “Director Benefit” shall mean the annual benefit amounts determined pursuant to the terms of this Agreement, forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.5 Accrued Liability Balance. For the purposes of this Agreement, the term “Accrued Liability Balance” shall mean the amount that has been accrued by the Bank on its financial statements to fund the retirement benefits expense of the Director as of the end of the month preceding Director’s termination of employment.

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary Federal Regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

1.6 Normal Retirement/Normal Retirement Age. The term “Normal Retirement” or “Normal Retirement Age” shall refer to a date on or after the Director attains age Seventy-Two (72), and a date on which the Director terminates service as a Director for any reason other than Termination for Cause (as defined herein).

1.7 Disability/Disabled. For the purpose of this Agreement, Director will be considered disabled if:

(A)	He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B)	He is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Director’s employer.

1.8 Termination for Cause. The term “Termination for Cause” shall mean termination of Employment of the Director by reason of any of the following: (i) gross negligence or gross neglect; or (ii) the Director is convicted of a felony or misdemeanor involving moral turpitude, fraud or dishonesty; or (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

1.9 Voluntary Termination. The term “Voluntary Termination” shall mean voluntary resignation of his position as a Director prior to Normal Retirement Age.

1.10 Change in Control. Change in Control shall be defined as follows:

(A)	The acquisition of more than fifty percent (50%) of the fair market value of the corporation or more than fifty percent (50%) of the voting power of the Employer’s stock by a person or group;

(B)	The acquisition in a period of twelve (12) months or less of at least thirty five percent (35%) of the Employer’s stock (voting power of the stock) by a person or group;

(C)	The replacement of a majority of the Employer’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the board members serving immediately prior to such replacement; or

(D)	The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the total gross fair market value of Employer’s assets (immediately prior to the acquisition) by an unrelated entity.

For the purpose of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

1.11 Employment. For the purposes of this Agreement, the term “Employment” shall refer to the Director’s service as a Director of the Bank’s Board of Directors.

2.0 Scope, Purpose and Effect.

2.1 Continuation as Director. Although this Agreement is intended to provide the Director with additional incentive to remain a member of the Board of Directors of the Bank, neither this Agreement nor the payment of any benefits hereunder shall be construed as giving the Director the right to be retained as a member of the Board of Directors of the Bank.

3.0 Payments Upon retirement.

3.1 Payments Upon Normal Retirement. In the event the Director elects to retire from service on the Board on a date which constitutes Normal Retirement as defined in Paragraph 1.6 above, then Director shall be entitled to be paid an amount equal to One Thousand, Six Hundred and Sixty-Six Dollars and Sixty-Seven Cents($1,666.67) per month for a period of Sixty (60) months. Such payments shall be made on the first day of each month, commencing the month following the month in which the Director retires and continuing thereafter for a period of Sixty (60) months. In the event the Director dies before receiving any or all of such payments due, then Director’s designated beneficiary(ies) shall be entitled to the payments (or the remaining payments) Director would have received had he survived.

4.0 Payments in the Event of Disability or Death.

4.1 Disability. In the event the Director becomes Disabled while serving as a Director of the Bank at any time after the Effective Date of this Agreement but prior to Normal Retirement, then Director shall be entitled to be paid the same benefits he would have been entitled to under paragraph 3.1 applicable to “Payments Upon Normal Retirement”. Payments shall be made on the first day of each month, commencing the month following the month in which the Director becomes Disabled and continuing for a period of Sixty (60) months. In the event the Director dies before receiving any or all of such payments due, then Director’s designated beneficiary(ies) shall be entitled to the payments (or the remaining payments) Director would have received had he survived.

4.2 Death. In the event the Director dies while serving as a Director of the Bank at any time after the Effective Date of this Agreement but prior to Normal Retirement, then Director’s beneficiary(ies) shall be entitled to be paid the same benefits he would have been entitled to under paragraph 3.1 applicable to “Payments Upon Normal Retirement”. Payments shall be made on the first day of each month, commencing the month following the month in which the Bank receives formal written notice of Director’s death, and shall continue for a period of Sixty (60) months.

5.0 Payments in the Event Director Terminates Employment Prior to Normal Retirement, or as Otherwise Described. In the event that Director’s Employment terminates, other than by reason of Normal Retirement, Disability or death, then, for the following events of termination, as applicable, the Director shall be entitled to the benefits described below which correspond to the circumstances surrounding the Director’s termination.

5.1 Termination Without Cause. In the event the Director’s Employment as a Director is Terminated by the Bank at any time after the Effective Date of this Agreement but prior to the Normal Retirement Age, and such termination is not a For Cause Termination, then Director shall be entitled to be paid the Accrued Liability Balance. Payments shall be made in Sixty (60) substantially equal monthly installments on the first day of each month, commencing with the month after the month in which the Director is terminated. In the event the Director dies before receiving any or all of such payments due, then Director’s designated beneficiary(ies) shall be entitled to the payments (or the remaining payments) Director would have received had he survived.

5.2 Voluntary Termination by the Director. In the event the Director Voluntarily Terminates his position as a Director at any time after the Effective Date of this Agreement but prior to the Normal Retirement Age, then Director shall be entitled to be paid the Accrued Liability Balance. Payments shall be made in Sixty (60) substantially equal monthly installments on the first day of each month, commencing with the month after the month in which the Director terminates. In the event the Director dies before receiving any or all of such payments due, then Director’s designated beneficiary(ies) shall be entitled to the payments (or the remaining payments) Director would have received had he survived.

5.3 Removal for Cause. The Director agrees that if he is removed from the Bank’s Board of Directors and such removal is For Cause, as defined in Paragraph 1.8 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due pursuant to the terms of this Agreement. In addition, in the event Director is removed For Cause, Director’s beneficiary(ies) shall no longer have any right to be paid any monies to which they may have otherwise have been entitled pursuant to the terms of this Agreement.

5.4 Termination Following a Change in Control. In the event the Director’s Employment with the Employer is terminated Following a Change in Control (as defined in Paragraph 1.10 above) then the Director shall be entitled to be paid the Accrued Liability Balance. Payments shall be made in Sixty (60) substantially equal monthly installments on the first day of each month, commencing with the month after the month in which the Director is terminated. In the event the Director dies before receiving any or all of such payments due, then Director’s designated beneficiary(ies) shall be entitled to the payments (or the remaining payments) Director would have received had he survived.

6.0 IRS Section 280G Issues. If all or any portion of the amounts payable to the Director under this Agreement, either alone or together with other payments which the Director has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Director shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto.

7.0 Right To Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, the Director shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity.

8.0 Administrative and Claims Provision.

8.1 Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Far West Bank. As Named Fiduciary and Plan Administrator, Far West Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan, including employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2 Claims Procedure. In the event a dispute arises over the benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary[ies] in the case of Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within forty-five (45) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within forty-five (45) days of receipt of such claim the specific reasons for such denial, reference to the provision of the Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if further review of the claim denial is desired. Any decision by the Employer denying a claim by the Director for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Director, the Director’s spouse or the Director’s beneficiaries, as the case may be. Furthermore, a claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid forty-five (45) day period.

If claimants desire a second review, they shall notify the Named Fiduciary and Plan Administrator in writing within forty-five (45) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within forty-five (45) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

8.3 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Utah Law and Civil Procedure. Any arbitration hereunder shall be conducted in Provo, Utah, unless otherwise agreed to by the parties.

8.4 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred (pursuant to paragraph 8.3); (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

9.0 Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) the Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this

Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Director or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Director shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Employer and the Director acknowledge and agree that, in the event of a Change in Control, upon request of the Director, or in the Employer’s discretion if the Director does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Employer, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Employer to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Director in such manner and at such times as specified in this Agreement.

10.0 Miscellaneous.

10.1 Opportunity To Consult With Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this Paragraph 10.1. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

10.2 Notice. Any notice required or permitted of either the Director or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Far West Bank
201 E. Center Street
Provo, Utah 84606-3166
Attention: H. Don Norton

If to the Director:	________________________
________________________
________________________

10.3 Alienability And Assignment Prohibition. Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director or his beneficiary(ies); or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, any such attempted assignment or transfer shall be void.

10.4 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Director and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another bank or corporation, or reorganize or sell substantially all of its assets to another bank, corporation, firm or person, unless and until such succeeding or continuing bank, corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Director Agreement. This Director Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.5 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

10.6 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.7 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.8 Amendment or Revocation. Subject to Paragraph 11.0, it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

10.9 Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

10.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

10.11 Governing Law. The laws of the State of Utah, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

10.12 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

10.13 Effect on Other Bank Benefit Plans. Nothing contained in this Director plan Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

11.0 Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the Employer and the Director have executed this Agreement on the date first above-written in the City of Provo, Utah.

FAR WEST BANK

By	/s/ H. Don Norton	Date:	7/17/06
Title	Pres/CEO - Vice Chairman

DIRECTOR

By	/s/ Ivan T. Call	Date:	July 17, 2006

/s/ Michael M. Anderson		/s/ Michael M. Anderson
Witness		Witness